Exhibit 99

NEWS RELEASE

For Immediate Release

Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com

Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Launches Modine Asia by Closing on the Shanghai, China Assets of WiniaMando ACC Acquisition

Racine, WI, September 16, 2004 -- Modine Manufacturing Company (NASDAQ: MODI), a $1.2 billion developer and supplier of thermal management solutions, announced today it has completed the acquisition of the Shanghai, China assets of the Automotive Climate Control Division (ACC) of WiniaMando Inc. The assets in Shanghai consisted of ACC's wholly owned subsidiary. Modine completed the purchase of ACC's South Korean assets on July 31, 2004.

With the completion of the Shanghai asset transfer, the only outstanding element of Modine's ACC acquisition relates to Modine's acquisition of ACC's interest in a joint venture in Hefei, China. Modine anticipates that it will complete the acquisition of that 50%-owned joint venture within the very near future, as soon as certain government approvals are received.

Headquartered near Seoul, South Korea, with manufacturing facilities in Asan City, the former ACC designs and manufactures heating, ventilating and air conditioning (HVAC) systems for minivans, SUVs, commercial vehicles, trucks, buses and trains as well as other heat transfer components. With the ACC acquisition, Modine adds a total of nearly 700 people, along with a state-of-the-art wind tunnel, research center and manufacturing plant in South Korea, the wholly owned facility in Shanghai, China and the 50/50 joint venture in Hefei, China. Modine's Asia operations will be headquartered in Shanghai, China.

"With these significant investments in Asia, we look forward to serving our customers from a global platform," said David Rayburn, Modine's President and Chief Executive Officer. "Our new base for further expansion and growth in the Chinese and Korean markets strongly complements our North American and European operations."

Modine employs nearly 8,500 people at 35 production facilities worldwide and specializes in thermal management, bringing heating and cooling technology to diversified markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells and electronics. Additional information about Modine, pictures of the Modine Asia facilities and a slide presentation about the ACC acquisition can be found at www.modine.com.

This news release contains statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Company's 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. In addition, this news release contains forward-looking statements regarding the consummation of the proposed transaction, the benefits of the proposed transaction, and incremental business. These forward-looking statements are particularly subject to a number of risks and uncertainties, including regulatory approvals, international economic changes and challenges; continued market acceptance and demand for the acquired business' products and technologies, and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. Modine does not assume any obligation to update any of these forward-looking statements.